Exhibit 10.1

employment agreement

This employment agreement (the “Employment Agreement”) is entered into on this day between Neonode Technologies AB, Karlavägen 100, 115 26 Stockholm, corporate reg. no. 556771-2095 (“Neonode”); and Fredrik Nihlén, personal identity number: XXXXXX-XXXX, address XXX (the “Employee”).

1	employment, Term and position

1.1	The Employee is hereby employed as Chief Financial Officer (the “Position”). The Position is reporting to the company Chief Executive Officer.

1.2	The employment shall commence as soon as possible and latest on September 29, 2021. The actual commencement date will be agreed separately between parties. The agreement is a full time (40 hours per week) permanent agreement. The employment shall last until further notice.

1.3	As from the to-be-agreed commencement date, the Employee’s employment is governed by the terms and conditions of this Employment Agreement between the parties. This Employment Agreement overrules and supersedes all previous agreements between the parties.

1.4	The Employee’s place of work is the Stockholm office or at such other locations to be decided from time to time. The Employee is expected to be prepared to travel within as well as outside Sweden as a part of the employee duties. No further reimbursement is paid for the performance of the duties in addition to what is set out in this Employment Agreement.

2	duties and responsibilities

2.1	The Employee’s main duties as Chief Financial Officer include, but are not limited to, the following:

-	Leadership and development of Neonode’s finance function to drive profitable growth and to drive efficiency and effectiveness in the finance and treasury processes as well as in the company as a whole.

-	Responsibility for Neonode’s financial management and reporting, including cash management, insurances, taxes, funding, pricing, control of credit and treasury management as well as accounting topics related to controlling, audit, and tax planning.

-	Responsibility for Neonode’s capital market communication and investor, authority, auditor and bank relations.

-	Responsibility for coordinating and drawing up budgets, producing precise forecasts, and developing company’s annual planning cycle including the planning of information flow and ensuring that required information is stored in information systems.

-	Responsibility for company governance/controls/risk position and policies, as well as legal compliance including assuring that all financial reporting meets legal standards and internal process and excellence standards.

2.2	The Employee shall during the employment diligently and faithfully perform such duties and responsibilities and exercise such powers as may from time to time be assigned to the Employee. The Employee is obligated to perform the Employee’s obligations in accordance with the instructions, from time to time, issued by the management of Neonode.

2.3	For the purpose of this Employment Agreement, a company is considered to be an “affiliated company” if it is a legal entity that either directly or indirectly controls, or is controlled by, Neonode.

3	Loyalty

This Employment Agreement is based on the mutual loyalty and trust between the parties. The Employee shall in all situations safeguard and promote Neonode’s and its affiliated companies’ interests as well as devote the entire Employee’s working hours to Neonode. Without the prior written approval of the Chief Executive Officer, the Employee may not engage, either directly or indirectly, in any other professional or commercial business, regardless of whether said business activity competes with Neonode’s business or not. The foregoing shall not, however, prevent the Employee from owning or investing in financial instruments listed on a Swedish or foreign stock exchange.

4	REmuneration and other benefits

4.1	The Employee is entitled to a gross monthly salary amounting to SEK 120,000 per month. The salary is paid in accordance with Neonode’s prevalent payment routines. The gross monthly salary will be reviewed on an annual basis. Neonode is under no obligation to award an increased salary following a salary review. There shall be no review of the salary after notice has been given by either party to terminate the employment.

4.2	The parties acknowledge that the Position may require overtime work in relation to which no additional compensation will be paid. Overtime work has been taken into consideration, inter alia, when determining the salary level and other benefits according to this Employment Agreement.

4.3	In addition to the salary set out in Clause 4.1 above, the Employee is entitled to participate in Neonode’s from time-to-time applicable short- and long-term incentive programs for the executive management. The terms and conditions for these programs are at the sole discretion of the Chief Executive Officer and the Board of Directors of Neonode.

4.4	The Employee is entitled to preventive health care allowance (Sw. friskvårdsbidrag) in accordance with Neonode’s from time-to-time applicable health care allowance policy. The Employee is not, in addition to what is stipulated in this Employment Agreement, entitled to any additional remuneration for the Employee’s duties.

5	Pension and Insurance

5.1	The Employee is entitled to pension and insurance benefits in accordance with Neonode´s policy as applicable from time to time as described in the company Pension and Benefit policy.

5.2	In addition to Clause 5.1 above, Neonode undertakes to supply occupational group life insurance (Sw. Tjänstegrupplivförsäkring), industrial (occupational) injury insurance (Sw. Trygghets-försäkring vid arbetsskada) and work travel insurance.

6	holiday

The Employee is entitled to thirty (30) days of paid holiday per annum. Holiday shall be taken after agreement with the Chief Executive Officer and in accordance with Neonode’s policies applicable from time to time. The calculation of holiday pay is made in accordance with the provisions under the Swedish Annual Leave Act (Sw. Semesterlagen (1977:480)). The Employee is entitled to holiday in advance (Sw. förskottssemster). Neonode is entitled to offset holiday pay made in advance against salary and accrued holiday pay at the termination of employment in accordance with the Swedish Annual Leave Act.

7	sick pay

In the event of sickness, the Employee shall be entitled to sick pay in accordance with Swedish statutory requirements.

8	Expenses

The Employee shall, upon submission of appropriate receipts, receive reimbursement for reasonable and pre-approved out-of-pocket business expenses properly incurred by the Employee in connection with the Employee’s duties. Neonode will also reimburse the Employee for any reasonable business travel expenses which the Employee incurs in connection with the Employee’s duties, subject to and in accordance with the from time-to-time applicable business travel policy (or equivalent), or, where applicable, in accordance with a specific agreement to be agreed upon by Neonode and the Employee. Reimbursement is subject to the Employee providing Neonode with appropriate receipts and/or invoices.

9	Personal Data and IT Security

9.1	The Employee confirms that Neonode has informed the Employee of the principles governing Neonode’s processing employees’ personal data in accordance with the Personal Data Act (EU 2016/679, GDPR) and that the Employee has given consent thereto.

9.2	The Employee undertakes to comply with Neonode’s, and its affiliated companies’, from time-to-time applicable policies regarding the use of Neonode’s (and its affiliated companies’) computers, e-mail system, Internet services and software programs. The Employee is aware that Neonode has full access to all files, e-mail correspondence and document handling systems as well as full access to all Internet usage which is stored in the Neonode’s IT system.

10	Intellectual Property RIghts

10.1	Without any additional compensation, Neonode is the sole owner of all rights (and has the exclusive right of disposition to all rights), including but not limited to all intellectual property rights, to any results and material made, designed or produced by the Employee within the frame of the Employee’s employment. Accordingly, Neonode is entitled to modify and/or further develop any results, material or intellectual property rights as well as to transfer or license the rights to such results, material or intellectual property rights to third parties.

10.2	The Employee is obliged to and agrees to support and procure that Neonode, at any time during the employment or after its expiration, can fully profit from the rights relating to Clause 10.1 above. Accordingly, the Employee is, inter alia, obliged to prepare any documentation which Neonode, at its sole discretion, deems necessary or desirable in order to protect, register and/or maintain Neonode’s rights according to Clause 10.1 above, including but not limited, where necessary, to transfer (without the right to any additional compensation) any such rights to Neonode.

11	Termination

11.1	The employment may be terminated by either party giving the other not less than six (6) months’ notice.

11.2	The Employee acknowledges that the Employee’s obligations according to Clause 12 (Confidentiality) will continue to remain in force after the expiration of this Employment Agreement, regardless of the reasons for the expiration.

11.3	Upon termination of the employment or at any earlier point in time when the Employee leaves the Employee’s position, the Employee shall return any business material, reports, documents and other property (e.g. computer programs and software), including copies thereof (stored electronically or otherwise), which have been entrusted to the Employee or which have come into the Employee’s possession in connection with the employment. Such material is always Neonode’s property.

12	Confidentiality

12.1	The Employee may not make use of, transfer or otherwise disclose to a third party, neither during the employment nor after its expiration, such information regarding Neonode or its affiliated companies or regarding Neonode’s or its affiliated companies’ businesses, that Neonode wishes to remain confidential.

12.2	For the purpose of this Clause 12, “information” is considered to be all information, including but not limited to information regarding products, materials, pricing, market and sales strategies, management and Neonode’s (or its affiliated companies’) customers and clients, regardless of whether the information is of technical, of commercial or of any other nature, and regardless of whether the information is documented in writing or otherwise.

12.3	The prohibition in Clause 12.1 shall not, however, apply where:

(a)	it is required by this Employment Agreement, by law or mandatory regulations that the information is disclosed, or

(b)	the parties have agreed in writing that the information could be disclosed to a third party, or

(c)	the information is publicly known and has come to public knowledge in any way other than by breach of the confidentiality undertakings in Clause 12.1 or any other breach of this Employment Agreement.

12.4	The parties agree that Section 7, paragraph 1 of the Act on Protection of Trade Secrets (1990:409) (Sw. lagen om skydd för företagshemligheter) shall apply also after the expiration of the employment regardless of whether any particular reasons (Sw. synnerliga skäl) apply or not. The limitations stipulated in Section 7 paragraph 2 of the Act on the Protection of Trade Secrets (1990:409) shall thus not apply to the Employee in relation to Neonode’s (or its affiliated companies’) trade secrets.

13	Post-termination restrictions

13.1	In order to protect the confidential information of Neonode or of any affiliated company referred to above under Clause 12 to which the Employee has access as a result of the employment, the Employee covenants that the Employee shall neither directly or indirectly, without the prior written consent from the Chief Executive Officer or the Board of Directors of Neonode, for a period of twelve months following the expiration of the employment:

(a)	actively solicit the services of or entice away from Neonode or from any of its affiliated companies or engage, whether on his own behalf or on behalf of others, any person who is or was an executive director or a senior manager of Neonode or of any of its affiliated companies at any time during the twelve-month period immediately preceding the date on which the Employee’s employment with Neonode terminated; nor

(b)	actively solicit the customer of or entice away from Neonode or from any of its affiliated companies the customer or business of any person who is or was a customer of Neonode or of any of its affiliated companies at any time during the twelve-month period immediately preceding the date on which the Employee’s employment with Neonode terminated and with whom the Employee or one of his subordinates dealt with during the said twelve-month period.

13.2	In the event of termination of the employment, the Employee undertakes not to copy or use information regarding Neonode’s operations or otherwise utilise Neonode’s contacts and materials.

14	APPLICABLE LAW AND DISPUTE RESOLUTIOn

This Employment Agreement shall be governed by the substantive laws of Sweden.

15	AMENDMENTS AND MODIFICATIONS

This Employment Agreement may not be amended nor modified unless agreed upon in writing and signed by the parties.

This Employment Agreement has been executed in duplicate and the parties have received one copy each.

Place: Täby, Sweden	Place: Täby, Sweden
Date: March 30, 2021	Date: March 30, 2021

Neonode Technologies AB

/s/ Urban Forssell	/s/ Fredrik Nihlén
Urban Forssell	Fredrik Nihlén
Chief Executive Officer